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                                                                    Exhibit 4.29

                            JOINT DEBTOR AGREEMENT
                            Effective June 28, 2000
                        First Amendment January 1, 2001

                   FIRST AMENDMENT TO JOINT DEBTOR AGREEMENT

     THIS FIRST AMENDMENT TO THE JOINT DEBTOR AGREEMENT MADE AS OF JUNE 28, 2000, hereinafter referred to as this "Amendment," is made and entered into as of January 1, 2001, by and among Color Imaging, Inc. dba Color Image, Inc. a Delaware corporation as successor to Color Image, Inc. a Georgia corporation, with its principal offices at 4350 Peachtree Industrial Boulevard, Suite 100, Norcross, Georgia 30091, hereinafter referred to as ("Color"), Kings Brothers, LLC, a Georgia limited liability company, located at 4350 Peachtree Industrial Boulevard, Norcross, Georgia 30091, hereinafter referred to as ("Kings"), Sue-Ling Wang, Jui-Chi Wang, Jui-King Wang and Jui-Hung Wang (collectively, jointly and severally, "Wangs").

                                  WITNESSETH

1. WHEREAS, Color, Kings and Wangs are joint debtors with respect to that certain bond loan to Color and Kings in the original principal amount of Four Million One Hundred Thousand Dollars ($4,100,000) made by the Development Authority of Gwinnett County, Georgia (the "Bond Loan");

2. WHEREAS, Color received the benefit of Three Million One Hundred Twenty-five Thousand Eight Hundred and Seventy-two Dollars ($3,125,872), 76.24% of the Bond Loan proceeds, referred to herein as the "Color Loan" and Kings received the benefit of Nine Hundred Seventy-four Thousand One Hundred Twenty-eight Dollars ($974,128), 23.76% of the Bond Loan proceeds, referred to herein as the "Kings Loan" of the proceeds of the Bond Loan (collectively the "Loans"),

     NOW, THEREFORE, in consideration of the mutual covenants, their respective performances and benefits pertaining to the Loans, and other good and valuable consideration, the parties agree as follows:

                                   AGREEMENT

Responsibility for Bond Loan.   The parties agree that Color shall be
responsible for 76.24% and Kings and Wangs 23.76% of the debts liabilities, obligations and expenses of Color and Kings under the Bond Loan Documents, such proportions being the proportions in which the proceeds of the Bond Loan were received by Color and Kings.

     IN WITNESS WHEREOF, the parties hereto have affixed their seals on the date and year first above written.

COLOR IMAGING, INC.,                        KING BROTHERS, LLC,
 a Delaware corporation                      a Georgia limited liability company


/S/ SUELING WANG                            /S/ SUELING WANG
--------------------------------------      -----------------------------------
BY:  Dr. Sue-ling Wang, President           BY:  Sue-ling Wang, Managing Member


/S/ CHIA-AN SHIEH                           /S/ CHIA-AN SHIEH
--------------------------------------      -----------------------------------
BY: Chia-an Shieh, Assistant Secretary      BY:  Chia-an Shieh, Secretary


/S/ JUI-CHI WANG                            /S/ JUI-HUNG WANG
--------------------------------------      -----------------------------------
BY:  Jui-Chi Wang                           BY:  Jui-Hung Wang


/S/ JUI-KUNG WANG
--------------------------------------
BY:  Jui-Kung Wang